Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-117977 on Form S-8 and in Registration Statement Nos. 333-129025 and 333-129027 on Forms S-3 of BioMed Realty Trust, Inc. of our report dated March 14, 2006, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of income and stockholders’ equity and comprehensive income of BioMed Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P., as defined in note 1 of BioMed Realty Trust, Inc. and subsidiaries’ consolidated financial statements, for the period from January 1, 2004 through August 17, 2004 and the year ended December 31, 2003, the related consolidated statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, the related statement of cash flows of Inhale 201 Industrial Road, L.P. for the year ended December 31, 2003, and the accompanying financial statement schedule III of BioMed Realty Trust, Inc. and subsidiaries, which report appears in the December 31, 2005 Annual Report on Form 10-K of BioMed Realty Trust, Inc.

/s/ KPMG LLP
San Diego, California
March 14, 2006